                                                                     EXHIBIT 3.2

                              AMENDED AND RESTATED
                CERTIFICATE OF DESIGNATIONS, RIGHTS, PREFERENCES
            AND LIMITATIONS OF SERIES B CONVERTIBLE PREFERRED STOCK,
                         $10.00 PAR VALUE PER SHARE, OF
                    SECURITY ASSOCIATES INTERNATIONAL, INC.
PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE


         SECURITY ASSOCIATES INTERNATIONAL, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

         That pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent executed July 20, 2001, without a meeting, adopted and approved a resolution amending and restating the Certificate of Designations, Rights, Preferences, and Limitations of Series B Convertible Preferred Stock, $10.00 par value per share, which resolution is as follows:

         RESOLVED, pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, the Board of Directors hereby designates twenty thousand (20,000) shares of the Corporation's authorized and unissued preferred stock, $10.00 par value per share, as Series B Convertible Preferred Stock (the "SERIES B PREFERRED") which shall have the following powers, designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions:

         1. Rank. As to distributions upon liquidation, dissolution and winding-up of the Corporation, the shares of Series B Preferred shall rank: (i) pari passu with the Corporation's outstanding Series A Convertible Preferred Stock, par value $10.00 per share ("SERIES A PREFERRED") and (ii) senior to (A) the Corporation's Common Stock, par value $.001 per share ("COMMON STOCK") and
(B) any class or series of capital stock of the Corporation hereafter created either specifically ranking by its terms junior to the Series B Preferred or not specifically ranking by its terms senior to or on parity with the Series B Preferred (collectively with the Common Stock, "JUNIOR SECURITIES"), in each case, as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

         2. Voting Rights. Except as otherwise required by law or expressly provided herein, each share of Series B Preferred shall entitle the holder thereof to vote on all matters submitted to a vote of the stockholders of the Corporation and to have the number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred is then convertible pursuant to the provisions hereof, at the record date for the determination of stockholders entitled to vote on such matters, or if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law or expressly provided herein, the holders of shares of Common Stock, Series A Preferred and Series B Preferred shall all vote together as a single class and not as separate classes.

         3. Dividends and Distributions. In the event any dividend or other distribution payable in cash or other property (including shares of Common Stock) is declared on the Common Stock, each holder of shares of Series B Preferred on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same cash or other property which such holder would have received if on such record date such holder were the holder of record of the number of shares of Common Stock into which the shares of Series B Preferred then held by such holder are then convertible (the "Participating Dividend").

         4. Participating Distributions: Liquidation; Company Sale. If (i) the Corporation liquidates, dissolves or is wound up, voluntarily or involuntarily, or (ii) the Corporation consolidates or merges into or with any other corporation or corporations or any other entity or entities, or (iii) the Corporation sells or transfers all or substantially all its assets, or (iv) a majority of the then outstanding capital stock of the Corporation is sold in a transaction, and in the case of clause (ii) hereof, such transaction results in the stockholders of the Corporation immediately prior to the transaction possessing less than fifty percent (50%) of the voting securities of the surviving entity, or in the case of clause (iii) hereof, of the entity owning such assets (a transaction described in clause (i) hereof being referred to as a "LIQUIDATION" and a transaction described in clauses (ii), (iii) or (iv) hereof being referred to as a "COMPANY SALE"), then, subject to the conversion right of the Series B Preferred provided in Section 5, the holders of the shares of the Series B Preferred shall be entitled to receive, before any distribution or payment is made upon the Common Stock or any other Junior Securities, on a pari passu basis with any payments or distributions to which holders of shares of the Series A Preferred shall be entitled upon a Liquidation or Company Sale in accordance with the amount payable with respect to each share of Series A Preferred and Series B Preferred:

               (A) In the event of a Liquidation without a Company Sale: (i) the Stated Value, plus, (ii) if after the payment of the Stated Value, there are any remaining assets and funds of the Corporation, such assets and funds shall be distributed to holders of the Series B Preferred, the Series A Preferred and the Common Stock, ratably, on the basis that all shares of the Series B Preferred and the Series A Preferred are deemed to have been converted into Common Stock in accordance with the terms hereof or thereof (provided that any amounts payable in respect of the Series B Preferred under this subparagraph
         (A)(ii) shall be reduced by the amounts paid in respect of the Series B Preferred under subparagraph (A)(i) above); or

               (B) In the event of a Company Sale, the higher of (i) the amount specified in subparagraph (A) above and (ii) the amount determined by dividing (x) the total consideration paid or payable in respect of the Company Sale, whether such consideration is in the form of cash, notes, earn-out payments, securities or other property of any kind whatsoever, by (y) total number of shares of Common Stock on the basis that all shares of the Series B Preferred and the Series A Preferred are deemed to have been converted into Common Stock in accordance with the terms hereof and thereof.

         For purposes hereof, the "STATED VALUE" shall equal the sum of (i) two hundred fifty dollars ($250.00) per share of Series B Preferred, such amount to be adjusted to reflect stock splits, stock dividends, subdivisions, combinations or reclassifications which occur subsequent to the date hereof, plus (ii) in the event that the Corporation shall have declared but not paid a dividend or other distribution on its Common Stock (other than a dividend payable in shares of Common Stock or in rights, options, warrants or convertible securities containing the right to subscribe for or purchase shares of Common Stock), the same cash or other property which a Series B Preferred holder would have received if on the record date for the dividend or distribution such holder were the holder of record of the number of shares of Common Stock into which the shares of Series B Preferred then held by such holder are then convertible.

         From and after the date of a Liquidation or Company Sale, all rights of the holders of any shares of the Series B Preferred, as such, shall cease and terminate, such shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor other than the payments provided for herein.

         If, upon a Liquidation or Company Sale, the assets shall be insufficient to permit the payment to the holders of the Series A Preferred and the holders of the Series B Preferred of the full preferential amount aforesaid due them, all of the assets of the Corporation available for distribution to the holders of the Series A Preferred and the holders of the Series B Preferred shall be distributed ratably to the holders the Series A Preferred and the holders of the Series B Preferred in accordance with the amount payable with respect to each such share.

         5. Conversion.

            (a) Conversion Procedure.

                (1) Any holder of shares of Series B Preferred may at any time, upon written notice to the Corporation, convert all or any number of such shares held by such holder ("OPTIONAL CONVERSION") into a number of fully paid and non-assessable shares of Common Stock equal to the then in effect Conversion Ratio, as defined below, multiplied by the number of shares of Series B Preferred being converted. At the time of Optional Conversion, the Corporation, to the extent it has funds legally available therefor, shall pay in cash to such holder of Series B Preferred then being converted an amount equal to all accrued and unpaid Participating Dividends to the date of such Optional Conversion on such

Converted Shares. In the event of an Optional Conversion, the Corporation shall forthwith transmit to such holder of Series B Preferred upon surrender of the certificate(s) representing such shares, stock certificates for the shares of Common Stock issued as a result thereof, dated the date of Optional Conversion, and such holder shall be deemed for all purposes to be the holder of such Common Stock as of the date of Optional Conversion.

                (2) Initially each share of Series B Preferred shall be convertible into one hundred (100) shares of Common Stock (the "CONVERSION RATIO"). In the event of any split, stock dividend, subdivision, combination or reclassification of shares of Common Stock, or other recapitalization of the Corporation, having the effect of increasing or decreasing the issued and outstanding Common Stock held by each holder thereof, the Conversion Ratio shall be adjusted so that the number of shares of Common Stock into which each share of Series B Preferred may be converted is equal to that number of shares of Common Stock that represents the same proportionate ownership interest in the Corporation as would have resulted if the conversion had taken place immediately prior to the event causing such adjustment.

                (3) As soon as practicable after the date of conversion (but in any event within ten (10) business days following surrender of certificates representing the shares of Series B Preferred that have been or are to be converted), the Corporation will deliver to the converting holder:

                    (A) a certificate or certificates representing the number of whole shares (cash shall be paid in lieu of fractional shares) of Common Stock issuable by reason of such conversion registered in such name or names (subject to applicable securities laws and regulations) and in such denomination or denominations as the converting holder has specified;

                    (B) payment, from funds legally available therefor, in an amount equal to all Participating Dividends declared, unpaid and owing pursuant to Section 3 hereof with respect to each share converted which have not been paid prior to the date of conversion plus cash for all fractional shares; and

                    (C) a certificate representing any shares of Series B Preferred (including fractional shares) which were represented by the certificate(s) delivered to the Corporation in connection with such conversion but which were not converted.

                (4) If for any reason the Corporation is unable to pay any Participating Dividends declared, accrued, unpaid and owing pursuant to Section 3 on the shares of Series B Preferred being converted, the Corporation will pay such Participating Dividends to the converting holder, plus interest on the unpaid dividends for the period in excess of thirty (30) days during which such dividends shall remain unpaid, calculated at the rate of 18% per annum, to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment, with accrued and unpaid payments to be made in the order in which they accrued. At the request of any such converting holder, the Corporation will provide such holder with written evidence of such obligation.

            (b) Authorization and Issuance of Common Stock. The Corporation covenants and agrees that:

                (1) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred as provided in this Section 5, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series B Preferred. The Corporation covenants that all shares of Common Stock which shall be so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation will take all such actions as may be necessary to assure that all shares of Common Stock may be so issued without violation of any applicable law or regulation or any requirements of any domestic stock exchange or market upon which any shares of Common Stock may be listed.

                (2) The Corporation will not take any action which results in any adjustment of the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred if the total number of shares of Common Stock issuable upon conversion of the Series B Preferred then outstanding, together with the total number of shares of Common Stock then outstanding and the total number of shares of Common Stock reserved for any purpose other than issuance upon conversion of Series B Preferred, would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation, as amended.

                (3) The issuance of certificates for shares of Common Stock upon conversion of shares of Series B Preferred will be made without charge to the holders of such shares of Series B Preferred for any issuance tax in respect thereof.

                (4) The Corporation will not close its books against the transfer of shares of Series B Preferred or of Common Stock issued or issuable upon conversion of shares of Series B Preferred in any manner which interferes with the timely conversion of shares of Series B Preferred.

            (c) Reorganization, Reclassification, Consolidation, Merger or Sale. Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation's assets to another person or entity which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "ORGANIC CHANGE." Prior to the consummation of any Organic Change, the Corporation will make appropriate provisions to insure that each of the holders of Series B Preferred will thereafter have the right to acquire and receive such shares of stock, securities or assets as such holder would have received if such holder had converted the Series B Preferred immediately prior to such Organic Change. The Corporation will not effect any consolidation, merger or sale, unless prior to the consummation thereof, the successor entity resulting from consolidation or merger or the entity purchasing such assets assumes the obligation to deliver to such holder of Series B Preferred such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

            (d) Notices.

                (1) The Corporation will give written notice to all holders of shares of Series B Preferred as soon as practicable but in any event at least ten business days prior to the date on which the Corporation closes its books or takes a record on with respect to any dividend or distribution upon Common Stock or upon any other class of the Corporation's capital stock or with respect to any proposed Organic Change.

                (2) Any notice required by the provisions of this Certificate of Designations to be given to the Corporation or any holder of shares of Series B Preferred shall be deemed given upon the first to occur of: (x) the date when personally delivered to such holder of; (y) on the first business day following the date on which it was delivered properly addressed to the agent of a reputable commercial overnight delivery service; or (z) five (5) business days after the same has been deposited properly addressed in the United States mail, certified or registered mail, return receipt requested, postage prepaid.

            (e) Taxes and charges. The Corporation will pay all taxes and other governmental charges, if any, that may be imposed in respect of the issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred.

         6. Amendment. Except if a higher threshold is established by the terms hereof, any of the terms of the Series B Preferred may be amended or waived if the Corporation has obtained the affirmative vote of or written consent by the holders of a majority of the shares of Series B Preferred then outstanding, voting as a separate class.



         This Certificate of Designations, Rights, Preferences and Limitations of Series B Preferred herein certified has been duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

                                             Signed on July 20, 2001

                                             /s/ James P. Arndt
                                             -----------------------------------
                                             James P. Arndt, Assistant Secretary